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                                  EXHIBIT 10.2

                AMENDMENT NINE TO INSURANCE PROCESSING AGREEMENT

This document is Amendment Nine to the Insurance Processing Agreement ("Agreement") made and entered into effective June 1, 1993, and amended by Amendment One to Insurance Processing Agreement dated June 4, 1998; Amendment Two to Insurance Processing Agreement dated September 25, 1998; Amendment Three to Insurance Processing Agreement dated October 19, 1998; Amendment Four to Insurance Processing Agreement dated December 15, 1998, Amendment Five to Insurance Processing Agreement dated March 25, 1999, and Amendment Six to Insurance Processing Agreement dated May 10, 1999, Amendment Seven to the Insurance Processing Agreement dated June 24, 1999, and Amendment Eight to the Insurance Processing Agreement dated August 5, 1999 (the "Agreement"), by and between American National Insurance Company ("American National") a Texas corporation, and Legacy Insurance Processing Group ("LMG"), a California corporation.

In consideration of mutual covenants contained herein, the parties agree as follows:

1. Section 6.1 of the Agreement is hereby deleted in its entirety and the following new Section 6.1 shall be substituted therefore:

     "Subject to termination as hereinafter provided, this Agreement shall remain in force and effect until the close of business on January 31, 2000, the term of this Agreement. This Agreement may be renewed by mutual agreement for additional successive terms of one (1) year unless terminated by either party by prior written notice to the other at least one hundred eighty (180) days prior to the end of the initial term or the renewal term."

2. "Section 5" of the Agreement is hereby deleted in its entirety and the following new Section 5 shall be substituted therefore:

     "This Agreement shall be retained as part of the official record of both LMG and American National for the duration of the agreement and for seven
     (7) years after the termination of this Agreement."

     "LMG will maintain complete books and records of all transactions between LMG, American National, and the contract owners. LMG will preserve detailed and adequate books and records of all administered transactions among LMG, American National and contract owners, sufficient to permit the insurer to fulfill all of its contractual obligations to contract owners. These books and records shall be maintained in accordance with prudent standards generally accepted in business insurance record keeping. The documentation will contain all pertinent documents in sufficient detail to maintain complete dates, events, and persons participating in those insurance events. The books and records shall be maintained throughout the agreement and for a minimum period of ten (10) years after the completion of the entire transaction to which they respectively relate."

     "American National shall own the records generated by LMG pertaining to American National; however, LMG shall retain the right to continuing access to records to permit LMG to fulfill all of its contractual obligations. All such records are proprietary information of American National. American National shall have continuing right to access and copy all accounts and records maintained by LMG related to American National's business. Any appropriately authorized governmental agency shall have access to all books, bank accounts, and records of LMG and American National for the purpose of examination, inspection, and audit. All information contained in the aforementioned books and records, including the identity and addresses of policyholders shall be kept confidential, except that such information may be used in proceedings instituted against LMG, or otherwise required to be disclosed by proper federal, state or regulatory agencies or by court order."



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     "American National shall have on-line access to the American National policy information maintained by LMG's policy administration system and on-line access to its accounting system. LMG will provide policyholder information on request by American National within a time period mutually agreeable and appropriate with the request."

     "In the event that LMG and American National cancel this Agreement, LMG may, by written agreement with American National, transfer all records to a successor administrator or to American National rather than retain them for the aforementioned period. If LMG transfers the records to a successor administrator or to American National, LMG is no longer responsible for retaining such records. Any successor third party administrator shall acknowledge in writing to LMG that it is responsible for retaining the records for which LMG had previously been responsible."

3.   Add "Section 8.13," as follows:

     "It is the sole responsibility of American National to provide for competent administration of its programs."

4.   Add "Section 8.14," as follows:

     "American National shall be responsible for determining the benefits, premium rates, underwriting criteria, and claims payment procedures applicable to such coverage and for securing reinsurance, if any."

5.   Add "Section 8.15," as follows:

     "American National shall have the sole responsibility for filing advertising materials in those states that so require prior to approving their use by LMG. All costs associated with such filings will be the responsibility of American National."

6.   Add "Section 8.16," as follows:

     "American National shall, at least semiannually, conduct a review of operations of LMG. At least one such review will be an on-site audit of the operations of LMG. American National shall forward an agenda for such audit at least five (5) days in advance of the scheduled audit."

7.   Add "Section 8.17," as follows:

     "LMG shall handle all correspondence of a routine nature and other general functions necessary for satisfactory administration of the insurance and shall maintain files relative thereto. Specific services are outlined in APPENDIX C. Subject to American National's right to approve the resolution thereof, LMG shall handle all insurance department complaints and inquiries and policy owner and beneficiary complaints, whether written or oral, and all attorney letters containing complaints and any other complaints related to the policies administered hereunder. LMG will notify American National of complaints from regulatory agencies within twenty-four (24) hours of receipt thereof. Details of such complaints will be forwarded to American National within five (5) business days. However, American National will respond to summons and complaints commencing legal actions on its own behalf."

8.   Add "Section 8.18," as follows:

     "LMG will provide written notice, approved in writing by American National, to policyholders advising them of the identity of American National and LMG, and the relationship between LMG, the policyholder, and American National."

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9.   Add "Section 8.19," as follows:

     "When a policy is issued to a trustee or trustees, a copy of the trust agreement and any amendment thereto, shall be furnished to American National by LMG and shall be retained as part of the official records of both LMG and American National for the duration of the policy and for six
     (6) years thereafter."

10.  Add "Section 8.20," as follows:

     "LMG will only use advertising pertaining to the business underwritten by American National that American National has approved in writing in advance of its use. If so required, American National shall obtain the prior approval of the appropriate Department of Insurance before approving advertising for use by LMG."

11.  Add "Section 8.21," as follows:

     "LMG will possess and maintain an adequate fidelity and/or surety bond as so required in the states in which it is compelled to do so. LMG will file such bond, if so required, with the appropriate agency. The bond shall be executed by a corporate insurer authorized to transact business in the states which mandate the maintenance of such bond."

12.  Add "Section 8.22," as follows:

     "LMG will possess and maintain at all times errors and omissions coverage or other appropriate liability insurance, written by an insurer authorized to transact business in the states which mandate the maintenance of such insurance. Such coverage will comply with the requirements of the states in which such insurance coverage is required."

13.  Add "Section 8.23," as follows:

     "Payment to LMG of any premiums or charges for insurance by or on behalf of the insured party shall be deemed to have been received by American National, and the payment of return premiums or claim payments forwarded by American National to LMG shall not be deemed to have been paid to the insured party or claimant until such payments are received by the insured party or claimant."

14.  Add "Section 8.24," as follows:

     "Currently, LMG does not perform underwriting for American National; however, if granted such authority, LMG will comply with all underwriting standards established by American National and adhere to all pertinent provisions contained in applicable Third Party Administrator statues. American National shall be responsible for the underwriting or other standards pertaining to the business underwritten by American National."

15.  Add "Section 8.25," as follows:

     "Any policies, certificates, booklets, termination notices, or other written communications delivered by American National to LMG for delivery to insured parties or covered individuals shall be delivered by LMG within ten (10) days after receipt of instructions from American National to deliver them. Costs associated with the distribution of items not normally distributed will be reviewed on a case by case basis to determine the responsible party and will be mutually agreed upon by American National and LMG."

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16.  Add "Section 8.26," as follows:

     "All insurance charges or premiums collected by LMG on behalf of American National, and return premiums received from American National, shall be held by LMG in a fiduciary capacity and will not be used as general operating funds of LMG. Such funds shall, within two (2) business days, be remitted to the person or persons entitled to them or shall be deposited, within two (2) business days, into a Premium Fiduciary Account established and maintained by American National in a federally or state insured financial institution, separate and apart from any funds belonging to LMG or third parties. American National agrees that any such funds collected by LMG will be included in determining the amount of premium tax for which it may be responsible."

17.  Add "Section 8.27," as follows:

     "This Premium Fiduciary Account will at all times have a balance equal to contributions plus any interest earned less authorized disbursements by American National. If LMG is authorized to draw checks on the Premium Fiduciary Account this will clearly be indicated on their face. LMG may retain float with prior written agreement of American National."

18.  Add "Section 8.28," as follows:

     "LMG may not pay any claim by withdrawals from the aforementioned Premium Fiduciary Account. Withdrawals from the Premium Fiduciary Account shall be made as provided in this written agreement between LMG and American National for any of the following:

     a)   Remittance to American National, if so entitled to such remittance;

     b)   Deposit in an account maintained in the name of American National;

     c) Transfer to and deposit in a claims-paying account, with claims to be paid as provided by American National."

19.  Add "Section 8.29," as follows:

     "LMG is not authorized to adjust, settle or pay claims on behalf of American National. In the event that American National grants LMG such authority, LMG will pay such claims from funds collected on behalf of American National and shall be paid only on drafts of, and as authorized by, American National. In the event that LMG received monies to pay claims on behalf of American National, such funds will be held in a fiduciary capacity. No deposits will be made into or disbursements made from this fiduciary account except for claims and claim adjustment expenses. This fiduciary account will at all times have a balance equal to the amount deposited less claims and claims adjustment expenses paid."

20.  Add "Section 8.30," as follows:

     "This Administrative Agreement shall not provide for compensation, commissions, fees, or charges which are contingent upon savings effected in the adjustment, settlement, and payment of losses (the loss ratio) covered by American National's obligations. In the event that American National grants LMG the authority to adjust or settle claims on its behalf, such compensation shall in no way be contingent on claims experience."

21.  Add "Section 8.31," as follows:

     "This provision does not prevent the compensation of LMG from being based on premiums or charges collected or the number of claims paid or processed or performance-based compensation for providing auditing services. LMG will not receive any administrative compensation except as expressly set forth in this Agreement between LMG and American National."

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Except as specifically amended hereby, all terms and provisions of the Insurance
Processing Agreement shall remain in full force and effect.

    LEGACY MARKETING GROUP                 AMERICAN NATIONAL INSURANCE COMPANY

    By:       /s/ Gregory C Egger          By:      /s/ Debra Knowles
              --------------------------            ----------------------------

    Title:    Chief Marketing Officer      Title:   Assistant Vice President
              --------------------------            ----------------------------

    Witness:  /s/ Stephanie Molteni        Witness: /s/ Gretchen M. Childress
              --------------------------            ----------------------------

    Date:     October 1, 1999              Date:    October 1, 1999
              --------------------------            ----------------------------

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